Exhibit 99.1

QUARTERLY REPORT June 2021 1 Highlights SAFETY / OPERATIONS ➢ Substantial improvements in safety at Curragh with the TRIFR rate improving by 40% compared to December. ➢ Group ROM production for the June quarter was 6.9 Mt, in line with the March quarter. ➢ Group Saleable production for the June quarter was 4.2 Mt, down 0.4 Mt or 7.1% on the March quarter. ➢ Successfully completed a Longwall move at Buchanan mine. ➢ Record daily ROM coal preparation plant processing achieved at Logan ➢ COVID-19 vaccination roll-out at our U.S. Operations complete. COAL SALES ➢ Group Sales volumes for the June quarter were 4.5 Mt, up 0.1Mt or 1.7% compared to the March quarter. ➢ On 28 June 2021 Coronado achieved a record for the largest shipment of HVA coal from a U.S. East Coast port in a single cargo. Coronado loaded 136,400 metric tonnes of Logan coal on the ‘Frontier Unity’ cape vessel bound for China. ➢ Group realised metallurgical coal price of $105.1 per tonne for the June quarter (mix of FOR and FOB pricing) was up 11.5% compared to the prior quarter, as a result of higher average benchmark prices. ➢ Recovery in demand for metallurgical coal saw price indices for PLV HCC FOB AUS reach $194/tonne, LV HCC FOB USEC reach US$217/tonne and PLV HCC CFR China price surpass US$300/tonne at 30 June. FINANCIAL AND CORPORATE ➢ Coronado successfully completed its US$550 million refinancing initiative providing the Company with increased financial flexibility and eliminating the legacy SFA arrangements, including the financial covenants. The arrangements extend Coronado’s debt maturity profile, provide a diversification of funding sources, and are expected to ensure sufficient liquidity. ➢ Group Revenue for the June quarter was $424 million (unaudited), up 13.5% on the previous quarter. ➢ Group Mining cost per tonne sold year to date were $64.2 per tonne (unaudited), impacted by higher average FX and lower sales volumes in the June quarter due to logistics delays in Australia. ➢ Net debt of $236 million as at 30 June 2021 ($290 million at 31 March 2021). ➢ H1 2021 Capex of $52.3 million was down 15.5% on H1 2020 ($61.9 million). ➢ Coronado will release its Form 10-Q Half Year results on 10 August 2021. Coronado Global Resources Inc. ARBN: 628 199 468 Registered Office Level 33, Central Plaza One 345 Queen Street Brisbane QLD 4000 Australia T +61 7 3031 7777 E investors@coronadoglobal.com www.coronadoglobal.com.au About Coronado Coronado Global Resources Inc. is a leading international producer of high-quality metallurgical coal, an essential element in the production of steel. Our coals, transformed in the steelmaking process, support the manufacture of everyday steel-based products, including renewable energy infrastructure, that enrich lives around the world. Coronado has a portfolio of operating mines and development projects in Queensland, Australia, and Pennsylvania, Virginia and West Virginia in the United States. Coronado is one of the largest metallurgical coal producers globally by export volume, serving customers on five continents. Coronado is committed to operating in an ethical and sustainable manner and supporting the communities in which we operate. The management team has extensive global experience with blue chip resource companies and has a successful track record of building and operating coal mining operations in Australia, the United States and globally. This operational experience is supplemented with a strong knowledge base of domestic and international coal markets and their key drivers. Coronado was listed on the ASX on 23 October 2018. All $ values are US dollars unless otherwise stated. All production and sales tonnages are in metric tonnes unless otherwise stated. All information contained within this release is unaudited.

Message from the CEO Gerry Spindler, Chief Executive Officer 2 The June quarter was marked by two significant events for Coronado. Firstly, we successfully completed a US$550 million refinancing package providing Coronado increased financial flexibility by eliminating the application of the legacy SFA financial covenants and introducing new debt on more sustainable terms. The arrangements extend our debt maturity profile, provide a diversification of funding sources, and are expected to ensure we maintain sufficient liquidity for the business. Secondly, metallurgical coal pricing substantially increased in the back half of the quarter with the PLV HCC FOB AUS index reaching $194/tonne at 30 June. The benefits of these price increases will be realised by Coronado in Q3 and Q4 due to an approximate three-month pricing lag between contracting and delivery. We expect to see strong cash generation for the business at current pricing levels in the second half. As a critical global supplier of metallurgical coal, our geographic diversification continues to benefit us as the Chinese import restrictions on Australian coal continue. Our U.S. Operations continue to successfully move met coal into China at record levels as evidenced by our record U.S. east coast shipment of 136,400kt in a single cargo of Logan HVA coal in late June. Safety and COVID-19 Response In Australia, the TRIFR at the end of June 2021 was 5.63, down from 8.92 at March 2021 and 9.40 at December 2020. The safety improvement at Curragh represents a 40% improvement as compared to the December rate. The U.S. operations recorded a TRIR of 2.55 at the end of June 2021. Both regions outperform national industry averages. The improvement in safety at our Australian operations is testament to the great work from management, employees and contractors on driving improved safety leadership and interactions. Improvements from the ongoing roll out of the Critical Control Management Project are seeing tangible results. This year, both the U.S. and Australian operations have implemented incident reduction initiatives including enhanced Supervisor training, enhanced hazard recognition and risk assessments, which are having a positive effect. Coronado’s COVID-19 Steering Committee has successfully monitored the effect of the pandemic across our operations and continues to do so. In the U.S. vaccinations have been provided to all employees who have wished to receive one. In Australia, the workforce is seeing increased vaccination rates in accordance with the Federal government’s vaccination program. Coronado is working with the Queensland Resources Council to assist in the roll out of vaccinations to neighbouring communities. June Quarter Operating Performance The U.S. Operations continue to perform well with production levels aligned with Q1. At Buchanan, we successfully completed a Longwall move and completed maintenance upgrade activities at the preparation plant to increase coal throughput rates. At Logan, the preparation plant set a new ROM daily processing record of 30,185 ROM short tons. Additionally, Coronado achieved a record U.S. East Coast shipment of Logan HVA coal (136,000 metric tonnes) in a single vessel, bound for China. The Australian Operations ROM production levels mirrored Q1, but saleable production was down due to a planned Dragline shutdown and timing of ROM coal delivery to the plants. Sales volumes were marginally down on Q1 due to a train derailment on the Blackwater system in June which saw the mine unable to rail coal to the port for approximately 5 days. As a result, the mine built substantial stockpiles at period end which should wash through in Q3. Balance Sheet and Liquidity Coronado’s net debt position was $236 million at 30 June, a reduction of $54 million from the prior quarter. We continue to work on additional initiatives, including the sale of non- core assets, which combined with higher prices, should generate substantial further liquidity in future quarters. Market Outlook The average PLV HCC FOB AUS price index increased 8% quarter on quarter to $137/tonne for the period April to June 2021. During the same period, the average LV HCC FOB USEC price increased by 17% to $178/tonne. A combination of both strong global steel demand and tight supply has driven prices higher towards the end of the quarter and into July with the PLV HCC FOB AUS price exceeding $210/tonne and the price for PLV HCC CFR China reaching 10-year highs at above $300/tonne. China’s ban on Australian imports continues and for most of the quarter we continued to see a pricing distortion between the Australian and US price indices. By the end of June, that distortion had largely resolved itself and we now generally see index parity between the regions. Coronado will release its 2021 Half Year results to the market on 10 August 2021.

Production and Sales

Quarterly Production and Sales Performance

Summary Information (unaudited)		Jun Q21	Mar Q21	Change	Jun 2021 YTD	Jun 2020 YTD	Change
ROM Production	**Mt**	**6.9**	**6.8**	**0.5%**	**13.7**	**11.9**	**15.6%**
Australia	Mt	3.6	3.6	1.2%	7.2	6.7	7.5%
USA	Mt	3.2	3.2	(0.3%)	6.5	5.1	26.2%
Saleable Production	**Mt**	**4.2**	**4.6**	**(7.1%)**	**8.8**	**8.0**	**10.0%**
Australia	Mt	2.7	3.0	(10.1%)	5.7	5.4	4.7%
USA	Mt	1.5	1.6	(1.5%)	3.1	2.6	21.3%
% Met Coal	**%**	**81.8%**	**82.8%**	**(1.0%)**	**82.4%**	**78.7%**	**3.7%**
Sales Volumes	**Mt**	**4.5**	**4.4**	**1.7%**	**8.9**	**8.3**	**6.6%**
Australia	Mt	2.8	2.9	(4.6%)	5.7	5.6	2.8%
USA	Mt	1.7	1.5	14.3%	3.2	2.8	14.3%
Sales Volume Mix							
Met Coal	%	82.7%	82.6%	0.1%	82.7%	79.0%	3.7%
Thermal Coal	%	17.3%	17.4%	(0.1%)	17.3%	21.0%	(3.7%)
Export Sales	%	75.0%	77.0%	(2.0%)	76.0%	74.0%	2.0%
Domestic Sales	%	25.0%	23.0%	2.0%	24.0%	26.0%	(2.0%)
AU- Realised Met Price (FOB)	US$/t	105.2	94.2	11.7%	99.6	104.8	(5.0%)
PLV HCC FOB AUS Index Price	US$/t	137.5	127.1	8.2%	132.3	137.0	(3.4%)
% of PLV HCC AUS Index	%	76.5%	74.1%	2.4%	75.3%	76.5%	(1.2%)
US - Realised Met Price (FOR)	US$/t	105.0	94.5	11.1%	100.0	86.6	15.5%
% of PLV HCC AUS Index	%	76.4%	74.4%	2.0%	75.6%	63.2%	12.4%
Group - Realised Met Price	US$/t	105.1	94.3	11.5%	99.8	97.3	2.6%
% of PLV HCC AUS Index	%	76.4%	74.2%	2.2%	75.4%	71.0%	4.4%

Note: Coronado reports its production and financial information on a geographical segment basis. Please refer to the Appendix for operation specific production and sales data. Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them. The US segment ships coal mostly on FOR terms, but some export sales are on FOB terms. The realized price stated is a blend of FOR and FOB realisations.

June quarter Group ROM coal production was 6.9 Mt, 0.5% higher compared to the March quarter.

Saleable production for the Group in the June quarter of 4.2 Mt was 7.1% lower compared to the March quarter. Saleable production from the Australia operations was 2.7 Mt, down 10.1% compared to the March quarter due to mine sequencing, timing of ROM coal mine delivered to the preparation plant, as well as a planned Dragline shutdown during the quarter. The Curragh mine at 30 June realised larger product coal stockpiles due to a rail outage on the Blackwater line in June due to a train derailment. U.S. Operations' saleable production of 1.5 Mt was down 1.5% compared to the previous quarter primarily due to unanticipated repairs at the Buchanan preparation plant which resulted in four non-production days during the quarter. Year on year saleable production at the U.S. Operations for the June quarter was 0.5Mt, or 21.3%, higher primarily due to production returning to pre-COVID levels whereas the operations were idled for two months during the June 2020 quarter.

Sales volumes for the Group in the June quarter of 4.5 Mt were 1.7% higher compared to the March quarter. Sales volume from the Australia operations of 2.8 Mt were 4.6% lower compared to the March quarter due to the rail network outage and subsequent inventory build at end of June. The cumulative impact of the derailment saw the Curragh mine lose five days of railings, and in turn sales, which is expected to be recovered in the September quarter. Sales volumes from the U.S. increased by 0.2 Mt or 14.3% from the previous quarter resulting from improved rail service and stronger demand for metallurgical coal. Year-to-date sales volume increased 0.4 Mt or 14.3% for the six months ended June 2021 compared to 2020 as the negative market impact of COVID has dissipated and U.S. sourced coal demand, particularly into China, has exceeded pre-COVID levels.

The realised metallurgical coal price for Australia (Curragh) was $105.2 per tonne (FOB) for the June quarter, an increase of 11.7% compared to the previous quarter. The realised metallurgical coal price for the U.S. Operations of $105.0 per tonne (FOR) was 11.1% higher than the prior quarter and 15.5% higher for the six months to June 2021 compared to 2020. The increase in realised metallurgical coal price was largely driven by strong demand and higher average prices in the

3

4 seaborne export markets particularly in the Asian market as infrastructure development plans ramp up as the world emerges from COVID. Export sales as a percentage of total sales for the June quarter was 75.0%, down 2.0% from the previous quarter. Coronado’s proportion of metallurgical coal sales revenue as a percentage of total coal revenues in the June quarter was 92.0% and year to date was 91.7%. On June 28, 2021, Coronado achieved a record for the largest shipment of HVA coal from a U.S. East Coast port in a single cargo. Coronado loaded 136,400 metric tonnes of Logan coal on the ‘Frontier Unity’ cape vessel (pictured), which was shipped from Newport News Pier IX, bound for China. 75% 25% Q2 FY21 Export Volume Mix Export Domestic 92% 8% Q2 FY21 Revenue Mix Metallurgical Coal Thermal Coal

5 Financial and Corporate In the June quarter, Coronado successfully completed a refinancing package which comprised of an Asset Based Loan (ABL) facility of $100.0 million, a Notes Offering of $350.0 million, and an Equity Entitlement offer of $101.4 million. The proceeds from these transactions were used to repay and terminate all the outstanding obligations under the syndicated facility agreement (SFA), cash collateralise and replace bank guarantees under the SFA, fund working capital and other general corporate requirements. The new capital structure increases Coronado’s financial flexibility by eliminating the application of the SFA financial covenants (waivers from which have been required in recent adverse market conditions) and introducing debt on more sustainable terms. In addition, the arrangements extend the debt maturity profile significantly, provide a diversification of funding sources, and maintain liquidity for the business. At 30 June 2021, the Company’s net debt position was $236 million (consisting of $114 million in cash and $350 million in Notes outstanding), down from $290 million (consisting of $34 million in cash and $324 million in drawn debt) at 31 March 2021. June quarter revenue was $424 million (unaudited), up 12.8% compared to the March quarter. FY21 year to date mining cost per tonne sold for the Group was $64.2 per tonne (unaudited), up from $57.3 per tonne for period ended 30 June 2020. Mining cost per tonne sold are higher primarily due to the impacts of higher FX. For the six months ended 30 June 2021 the average USD : AUD FX rate was $0.77 compared to the six months ended 30 June 2020 of $0.66. FY21 year to date capital expenditure of $52.3 million, down 15.5% from $61.9 million for the period ended 30 June 2020 due to capital savings and deferrals. The overdue balance with Xcoal at 30 June 2021 has reduced to $37 million. Arrangements are being implemented to ensure full recovery by 30 September 2021. Coronado will release its 2021 Half Year results to the market on 10 August 2021. On 16 July 2021, Coronado announced the appointment of Mr Christopher P. Meyering as Vice President and Chief Legal Officer replacing Mr Richard Rose. Mr Meyering will join Coronado and the Group Executive Team on 1 September 2021.

6 Operational Overview and Outlook Safety In Australia, the 12-month rolling average Total Reportable Injury Frequency Rate (TRIFR) at 30 June was 5.63, which compares favourably to 8.92 at the end of March and 9.40 at the end of December 2020. In the U.S., the 12-month rolling average Total Reportable Incident Rate (TRIR) at 30 June was 2.55 compared to a rate of 2.35 at 31 March and 1.98 at the end of December 2020. Reportable rates in Australia and the U.S. are below the relevant industry benchmarks. Safety continues to be at the forefront of everything we do at Coronado. In Australia, the Critical Control Management Project at Curragh is paying dividends as evidenced by the reduction in the TRIFR rate. This program is focussed on identifying safety risks at the mine, identifying controls that prevent incidents from happening, effectively communicating those controls and validating the controls are in place in the field. Additionally, both the U.S. and Australian operations have implemented incident reduction initiatives including enhanced Supervisor Training, enhanced hazard recognition, and risk assessments, which are having a positive effect. In the US, the Lower War Eagle, Powellton, and Eagle #1 Underground Mines along with the Toney Fork and Kuhn Ridge Surface mines received the West Virginia Joseph A. Holmes Safety Association awards for their 2020 performance. Lower War Eagle Mine Superintendent Alex Stewart received the Director’s Special Recognition Award for his commitment and efforts toward safety in 2020. The Lower War Eagle and Elk Lick Tipple were notified that they will also receive the Mountaineer Guardian awards for their 2020 performance, both are exceptional achievements. Australia (Curragh) ROM production of 3.6 Mt for the June quarter was in line with the previous quarter. Second quarter saleable production of 2.7Mt was 10.1% lower than the first quarter, driven mainly by lower plant feed from timing of ROM production and delivery of coal to the preparation plant. Sales volumes of 2.8Mt were marginally down on Q1 due to a train derailment on the Blackwater system in June which saw the mine unable to rail coal to the port for approximately five days. As a result, the mine built substantial stockpiles at period end which should wash through in Q3. The realised average metallurgical coal price for Australia was $105.2 per tonne (FOB) for the June quarter which was 13.0% higher than the previous quarter due to increases in the Aus PLV HCC index price. The Curragh mine is continuing its transformation project by reviewing operational efficiencies and opportunities to reduce costs, including a procurement review. The mine is also continuing with initiatives on non-core infrastructure asset sales. United States (Buchanan, Logan and Greenbrier) During the June quarter, the U.S. Operations continue to perform very well. Production has not reached its full potential due to labour shortages at the Logan operations due to tight labour supply. However, despite labour shortages at the Logan’s operation we were able to increase production by optimizing the existing work force. ROM production for the June quarter was 3.2Mt (in line with previous quarter), saleable production was 1.5Mt (1.5% lower), and sales volumes was 1.7Mt (14.3% higher) compared to the March quarter. The U.S. Operations continue to optimize current production mix and assess opportunities to expand production and/or purchase coal to increase sales volumes to meet robust market demand. We expect the market for export metallurgical coal from the U.S. to continue to be strong for the remainder of the year. During the quarter, at Buchanan we successfully completed a Longwall move and completed maintenance and upgrade activities at the preparation plant to increase coal throughput rates. At Logan, the preparation plant set a new ROM tonne daily processing record of 30,185 ROM short tons well exceeding the 26,000 ROM daily average. Additionally, Coronado achieved a record U.S. East Coast shipment of Logan HVA coal (136,000 metric tonnes) in a single vessel, bound for China. The Greenbrier mine continues to remain idle and held for sale. We continue to sell remaining inventories from this operation as opportunities arise. Year to date, Coronado has rehabilitated 52 acres at the operation. Sustainability On 27 May 2021, Coronado released its 2020 Sustainability Report. A copy of the report can be located on our website www.coronadoglobal.com. During the quarter, Coronado commenced work partnering with industry experts on preparing an Energy Transition Plan. Coronado expects to release the outcomes of this plan in the second half of the year.

For further information, please contact: Corporate Media Andrew Mooney Brett Clegg P +61 458 666 639 Citadel Magnus E amooney@coronadoglobal.com P +61 487 436 985 Coal Market Outlook Global Steel demand for the balance of 2021 is forecast to remain very strong, underpinned by the ongoing global economic recovery driven by low-interest rates, growing consumer confidence as vaccination rates increase and higher government spending resulting in continued sustained global demand for metallurgical coals. Global hot rolled coil (HRC) prices have stabilized at historical highs as steel demand continues to rise faster than supply growth driven by ongoing robust industrial output. International trade flows of metallurgical coal have realigned to accommodate the displacement of Australian coal from China with Chinese Steel Mills continuing to pay a premium for replacement tonnes. June spot prices for PLV HCC FOB AUS reached $194/tonne, LV HCC FOB USEC reached US$217/tonne and the PLV HCC CFR China index surpassed US$300/tonne. In Q3, prices are expected to moderate from the recent highs given the lower seasonal steel production period in China and lower spot demand from India during their monsoon season but will remain supported by continued supply tightness from Australia, United States and Canada. Negotiations for U.S. domestic coal sales, which are on annual term contracts, will commence towards the end of the third quarter. Exploration & Development Exploration works continue at Curragh to define a potential future underground reserve. A total of 3,661 metres were drilled in 14 holes, an average of 261 metres per hole. Results are being evaluated, including an understanding of the gas concentrations within the coal seams. At our proposed Pangburn development project in Pennsylvania, all core hole drilling and subsurface geotechnical exploration work has been put on hold. Permitting and design works continue in a limited capacity to preserve liquidity. It is expected that works will escalate later in the year. Glossary A$ / US$ Australian / US dollar currency ASX Australian Securities Exchange Capital Expenditure Expenditure included as a component of Investing Activities within the Coronado Consolidated Statement of Cash Flows CFR Cost and Freight costs associated with delivery FOB Free On Board in the vessel at the port FOR Free On Rail in the railcar at the mine HVA High Vol A HVB High Vol B Kt / Mt Thousand / Million tonnes, metric LV HCC FOB USEC Index United States East Coast Low Volatile Coking Coal Index sourced from Platts Met Coal Metallurgical quality coal Mining costs per tonne sold Mining costs / sales volumes (excluding non- produced coal) PCI Pulverised Coal Injection PLV HCC FOB AUS Index Australian Premium Low Volatile Hard Coking Coal Index sourced from Platts PLV HCC CFR China Index China Premium Low Volatile Hard Coking Coal delivered Index sourced from Platts Net Debt Defined as borrowings less cash Realised price Weighted average revenue per tonne sold ROM Run of Mine, coal mined Saleable production Coal available to sell, either washed or bypassed Sales volumes Sales to third parties SFA Syndicated Facility Agreement TRIFR Total Reportable Injury Frequency Rate TRIR Total Reportable Incident Rate

APPENDIX

Cautionary Notice Regarding Forward-Looking Statements

This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, as well as our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may," "could," "believes," "estimates," "expects," "intends," "considers", "forecasts", "targets" and other similar words. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management's plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the ASX and SEC on 25 February 2021, as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Reporting Calendar

Report	Date
FY21 Half Year Financial Results	10 August 2021
September Quarterly Report	21 October 2021
FY21 Q3 / YTD Financial Results	9 November 2021

Quarterly Production and Sales Performance by Mine

Summary Information (unaudited)		Jun Q21	Mar Q21	Change	Jun 2021 YTD	Jun 2020 YTD	Change
ROM Production	**Mt**	**6.9**	**6.8**	**0.5%**	**13.7**	**11.9**	**15.6%**
Curragh	Mt	3.6	3.6	1.2%	7.2	6.7	7.5%
Buchanan	Mt	1.7	1.8	(7.8%)	3.5	2.8	24.6%
Logan	Mt	1.6	1.4	9.2%	3.0	2.1	42.4%
Greenbrier	Mt	0.0	0.0	0.0%	0.0	0.2	(100.0%)
Saleable Production	**Mt**	**4.2**	**4.6**	**(7.1%)**	**8.8**	**8.0**	**10.0%**
Curragh	Mt	2.7	3.0	(10.1%)	5.7	5.4	4.7%
Buchanan	Mt	1.0	1.1	(9.6%)	2.1	1.7	23.3%
Logan	Mt	0.5	0.5	17.9%	1.0	0.7	35.0%
Greenbrier	Mt	0.0	0.0	0.0%	0.0	0.1	(99.3%)
Sales Volumes	**Mt**	**4.5**	**4.4**	**1.7%**	**8.9**	**8.3**	**6.6%**
Curragh	Mt	2.8	2.9	(4.6%)	5.7	5.6	2.8%
Buchanan	Mt	1.0	1.1	(8.0%)	2.1	1.8	17.2%
Logan	Mt	0.6	0.4	65.5%	1.0	0.8	22.4%
Greenbrier	Mt	0.0	0.0	0.0%	0.0	0.1	(70.0%)

Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them.

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Reconciliation of Non-GAAP financial measures

This report includes a discussion of results of operations and references to and analysis of certain non-GAAP measures (as described below) which are financial measures not recognised in accordance with U.S. GAAP. Non-GAAP financial measures are used by the Company and investors to measure operating performance.

Non-GAAP financial measures used in this report include (i) sales volumes and average realised price per Mt or metallurgical coal sold, which we define as metallurgical coal revenues divided by metallurgical sales volume; and (ii) average mining costs per Mt sold, which we define as mining costs divided by sales volumes.

We evaluate our mining cost on a cost per metric tonne basis. Mining costs is based on reported cost of coal revenues, which is shown on our statement of operations and comprehensive income exclusive of freight expense, Stanwell rebate, other royalties, depreciation, depletion and amortization and selling, general and administrative expenses, adjusted for other items that do not relate directly to the costs incurred to produce coal at mine.

Reconciliations of certain forward-looking non-GAAP financial measures, including market guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

A reconciliation of consolidated costs and expenses, consolidated operating costs, and consolidated mining costs are shown below:

	For the six months ended June 30, 2021	For the six months ended June 30, 2020
(In US$000, except for volume data, unaudited)	**Total Consolidated**	**Total Consolidated**
Total costs and expenses	**873,118**	**765,303**
Less: Selling, general and administrative expense	(13,206)	(13,353)
Less: Restructuring costs	(2,300)	-
Less: Depreciation, depletion and amortization	(94,293)	(86,849)
Total operating costs	**763,319**	**665,101**
Less: Other royalties	(44,120)	(43,455)
Less: Stanwell rebate	(30,895)	(57,415)
Less: Freight expenses	(108,047)	(82,886)
Less: Other non-mining costs	(27,180)	(8,958)
Total mining costs	**553,077**	**472,387**
Sales Volume excluding non-produced coal (MMt)	8.6	8.2
Average mining costs per tonne sold	**64.2**	**57.3**

A reconciliation of Realised price per Mt of metallurgical coal sold is shown below for each of the periods presented in this report:

	For the three months ended June 30, 2021		
(In US$'000, except for volume data, unaudited)	**Australian Operations**	**US Operations**	**Consolidated**
Total Revenues	**251,432**	**172,824**	**424,256**
Less: Other revenues	8,683	1,809	10,492
Total coal revenues	**242,749**	**171,015**	**413,764**
Less: Thermal coal revenues	21,090	2,543	23,633
Metallurgical coal revenues	**221,659**	**168,472**	**390,131**
Volume of Metallurgical coal sold (Mt)	2.1	1.6	3.7
Realised price per Mt of Metallurgical coal sold	**$105.2/t**	**$105.0/t**	**$105.1/t**

9

(In US$'000, except for volume data, unaudited)	For the three months ended March 31, 2021 Australian Operations	US Operations	Consolidated
Total Revenues	**238,293**	**137,818**	**376,111**
Less: Other revenues	8,843	66	8,909
Total coal revenues	**229,450**	**137,752**	**367,202**
Less: Thermal coal revenues	22,998	768	23,766
Metallurgical coal revenues	**206,452**	**136,984**	**343,436**
Volume of Metallurgical coal sold (Mt)	2.2	1.4	3.6
Realised price per Mt of Metallurgical coal sold	**$94.2/t**	**$94.5/t**	**$94.3/t**

(In US$'000, except for volume data, unaudited)	For the six months ended June 30, 2021 Australian Operations	US Operations	Consolidated
Total Revenues	**489,726**	**310,641**	**800,367**
Less: Other revenues	17,527	1,874	19,401
Total coal revenues	**472,199**	**308,767**	**780,966**
Less: Thermal coal revenues	44,089	3,311	47,400
Metallurgical coal revenues	**428,110**	**305,456**	**733,566**
Volume of Metallurgical coal sold (Mt)	4.3	3.1	7.4
Realised price per Mt of Metallurgical coal sold	**$99.6/t**	**$100.0/t**	**$99.8/t**

(In US$'000, except for volume data, unaudited)	For the six months ended June 30, 2020 Australian Operations	US Operations	Consolidated
Total Revenues	**473,555**	**240,111**	**713,666**
Less: Other revenues	15,074	3,775	18,849
Total coal revenues	**458,481**	**236,336**	**694,817**
Less: Thermal coal revenues	50,650	2,138	52,788
Metallurgical coal revenues	**407,831**	**234,198**	**642,029**
Volume of Metallurgical coal sold (Mt)	3.9	2.7	6.6
Realised price per Mt of Metallurgical coal sold	**$104.8/t**	**$86.6/t**	**$97.3/t**

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